                                                                   Exhibit 12(b)

                           J. C. Penney Company, Inc.
                         and Consolidated Subsidiaries

           Computation of Ratios of Available Income to Fixed Charges



                                           52 Weeks     52 Weeks     52 Weeks     52 Weeks     53 Weeks
                                            Ended        Ended        Ended        Ended        Ended
($ Millions)                               01/26/02     01/27/01     01/29/00     01/30/99     01/31/98
                                           --------     --------     --------     --------     --------

Income/(loss) from continuing operations   $    201     $   (887)    $    273     $    711     $    687
  (before income taxes and
  capitalized interest)

Fixed charges

Interest (including capitalized
interest) on:

  Operating leases                              305          320          272          225          180
  Short-term debt                               -             13          137          106          121
  Long-term debt                                426          464          538          557          527
  Capital leases                                  5            3            2            4            7
  Other, net                                      8            2           (5)           1           (5)

                                           --------     --------     --------     --------     --------
Total fixed charges                             744          802          944          893          830

                                           --------     --------     --------     --------     --------
Total available income/(loss)              $    945     $    (85)    $  1,217     $  1,604     $  1,517
                                           ========     ========     ========     ========     ========

Ratio of available income to combined
  fixed charges                                 1.3         -0.1*         1.3          1.8          1.8
                                           ========     ========     ========     ========     ========


The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above. The LESOP notes were repaid in July 1998.

* Income from continuing operations (before income taxes and capitalized interest) was not sufficient to cover fixed charges by $887 million.